Filed pursuant to Rule 433

September 14, 2006

Relating to

Preliminary Prospectus Supplement dated September 13, 2006 to

Prospectus dated August 8, 2006

Registration No. 333-133095

$250,000,000 of 6.000% Senior Notes due 2016

$150,000,000 of 6.625% Senior Notes due 2036

FINAL TERMS AND CONDITIONS

6.000% Senior Notes due 2016

Issuer:	The PMI Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$250,000,000

Trade Date:	September 13, 2006

Settlement Date (T+3):	September 18, 2006

Final Maturity:	September 15, 2016

Interest Rate:	6.000%

Benchmark Treasury:	4.875% UST due August, 2016

Benchmark Treasury Price:	100-29+

Benchmark Treasury Yield:	4.757%

Spread to Treasury:	+125 bps

Public Offering Price:	99.949% Per Note; Total for 2016 Notes: $249,872,500

Underwriting discount:	0.650% Per Note; Total for 2016 Notes: $1,625,000

Net Proceeds to Issuer, before expenses:	99.299% Per Note; Total for 2016 Notes: $248,247,500

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing March 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+25 bps

Authorized Denominations:	$1,000 and integral multiples thereof

CUSIP:	69344M AH 4

Book-Running Manager:	Banc of America Securities LLC

Selling Concession:	0.40%

6.625% Senior Notes due 2036

Issuer:	The PMI Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$150,000,000

Trade Date:	September 13, 2006

Settlement Date (T+3):	September 18, 2006

Final Maturity:	September 15, 2036

Interest Rate:	6.625%

Benchmark Treasury:	4.500% UST due February, 2036

Benchmark Treasury Price:	93-31+

Benchmark Treasury Yield:	4.887%

Spread to Treasury:	+180 bps

Public Offering Price:	99.203% Per Note; Total for 2036 Notes: $148,804,500

Underwriting discount:	0.875% Per Note; Total for 2036 Notes: $1,312,500

Net Proceeds to Issuer, before expenses:	98.328% Per Note; Total for 2036 Notes: $147,492,000

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing March 15, 2007

Day Count Convention:	30/360

Optional Redemption:	Make whole call at T+35 bps

Authorized Denominations:	$1,000 and integral multiples thereof

CUSIP:	69344M AJ 0

Book-Running Manager:	Banc of America Securities LLC

Selling Concession:	0.50%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com.

Preliminary Prospectus Supplement dated September 13, 2006 and Prospectus dated August 8, 2006